The Herzfeld Caribbean Basin Fund, Inc. Schedule TO

Exhibit (a)(5)(ii)

The Herzfeld Caribbean Basin Fund, Inc.
Commences Tender Offer for up to 5% of Outstanding Common Shares

MIAMI BEACH, Fla., October 15, 2024 - Thomas J. Herzfeld Advisors, Inc., an SEC-registered investment advisor, today announced the commencement of a Tender Offer by The Herzfeld Caribbean Basin Fund, Inc. (NASDAQ: CUBA) (the “Fund”). Under the terms of the Tender Offer the Fund is offering to purchase up to 5% of outstanding shares of the Fund at 97.5% of NAV.

The Fund announced the Tender Offer in a press release on October 3, 2024.

The Fund has offered to purchase up to 5% of the currently outstanding common shares of the Fund, par value $0.001 per share (the “Common Shares”) at 97.5% of Net Asset Value (“NAV”) per Common Share (determined as of the close of ordinary trading on the NASDAQ Capital Market on November 15, 2024) for cash, upon the terms and subject to the conditions contained in the Offer to Purchase dated October 15, 2024 and the related Letter of Transmittal. Shareholders of the Fund should read the Offer to Purchase, the Letter of Transmittal and related exhibits, as they will contain important information about the Tender Offer. These and other filed documents will be available to investors for free both at the website of the Securities and Exchange Commission (www.sec.gov) and from the Fund (www.herzfeld.com/CUBA).

Requests for more information, questions and requests for additional copies of the offer materials, please contact EQ Fund Solutions, LLC, the Information Agent for the Tender Offer, at (877) 536-1555.

About Thomas J. Herzfeld Advisors, Inc.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds. The Firm also specializes in investment in the Caribbean Basin. The HERZFELD/CUBA division of Thomas J. Herzfeld Advisors, Inc. serves as the investment advisor to The Herzfeld Caribbean Basin Fund, Inc. a publicly traded closed-end fund (NASDAQ: CUBA).

More information about the advisor can be found at www.herzfeld.com.

Past performance is no guarantee of future performance. An investment in the Fund is subject to certain risks, including market risk. In general, shares of closed-end funds often trade at a discount from their net asset value and at the time of sale may be trading on the exchange at a price which is more or less than the original purchase price or the net asset value. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price to the Fund’s net asset value per share. An investor should carefully consider the Fund’s investment objective, risks, charges and expenses. Please read the Fund’s disclosure documents before investing.

Forward-Looking Statements

This press release, and other statements that Thomas J. Herzfeld Advisors, Inc. (“TJHA”) or the Fund may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or TJHA’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. TJHA and the Fund caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and TJHA and the Fund assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, particularly with respect to Cuba and other Caribbean Basin countries, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or TJHA, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or TJHA or the Fund; (9) TJHA’s and the Fund’s ability to attract and retain highly talented professionals; (10) the impact of TJHA electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (12) the effects of an epidemic, pandemic or public health emergency, including without limitation, COVID-19. Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on TJHA’s website at www.herzfeld.com/cuba, and may discuss these or other factors that affect the Fund. The information contained on TJHA’s website is not a part of this press release.

Contact:

Tom Morgan

Chief Compliance Officer

Thomas J. Herzfeld Advisors, Inc.

1-305-777-1660